DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
Quarterly EPS of $0.28; Bank Celebrates 150th Anniversary this Month
Brooklyn, NY – April 24, 2014 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended March 31, 2014.  Consolidated net income for the quarter ended March 31, 2014 was $10.0 million, or $0.28 per diluted share, compared to $10.3 million, or $0.29 per diluted share, for the quarter ended December 31, 2013, and $10.6 million, or $0.30 per diluted share, for the quarter ended March 31, 2013.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We are pleased to report another solid quarter of earnings, despite compressing margins and a highly competitive lending environment."  Mr. Palagiano continued, "During the most recent quarter, we capitalized on a unique opportunity to repurchase a large portfolio of performing loans from a third party investor.  The repurchase was appealing to us due to the relatively short duration of the assets being acquired, as well as our familiarity with their underwriting and credit quality, and puts us well on our way to achieving our growth target for the year."
During the quarter ended March 31, 2014, as previously mentioned, the Company repurchased from a third-party investor approximately $200 million of fully performing multifamily loans that were originated by Dime between 2002 and 2009.  There was no transfer of servicing rights in connection with the repurchase since Dime was servicing the loans.  This acquisition helped generate asset growth of 6.3% during the first quarter of 2014, putting Dime solidly on its path toward meeting its 8% to 10% balance sheet growth target for 2014.  Credit quality remains excellent, with non-performing loans approximating 32 basis points of total loans, and delinquencies between 30 and 89 days approximating only 1 basis point of total loans.
"And on another note," continued Mr. Palagiano, "I want to add how proud the employees and directors of Dime are to be affiliated with this Bank as it reached a significant milestone on April 19th, 2014, the 150th anniversary of the date of incorporation of The Dime Savings Bank of Williamsburgh.  In 1864, local community leaders formed a mutual savings bank in Williamsburg primarily to encourage thrift among people of modest means.  Today that bank, now shareholder-owned, is the largest bank still headquartered in Brooklyn, continuing to deliver what customers want most: personal service, trust, and stability.  Thank you for being part of the story with us."

Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
As previously forecasted, net interest margin ("NIM") continues to contract, resulting from the wave of refinancing activity that began in late 2012 and continues today, albeit at a declining rate.  Reported NIM was 3.06% during the quarter ended March 31, 2014 compared to 3.24% during the December 2013 quarter. The "core" NIM, which excludes the effect of loan prepayment fee income, decreased from 2.90% during the December 2013 quarter to 2.79% during the March 2014 quarter, caused primarily by a reduction of 16 basis points in the average yield on real estate loans.  Both loan amortization activity and prepayment fee income moderated somewhat during the quarter ended March 31, 2014, compared to their historically high levels during 2013, consistent with the forecast provided in the Outlook section of the Company's January 27, 2014 earnings release.
Competition for multifamily loans in the New York metropolitan market continued to keep new loan rates low during the quarter, even as the benchmark Treasury rates moved slightly higher.  During the most recent quarter, prime, low loan-to-value multifamily offering rates ranged from 3.25% to 3.75% for a 5 or 7-year repricing term.  Generally, borrowers expressed a preference for a 7-year repricing term, despite the higher interest rate and debt service compared to the 5-year repricing term.
Partially offsetting the lower asset yields was a reduction of 4 basis points in the average overall cost of funds.  A 46 basis point decrease in the average cost of borrowings drove this decline, as Dime continued to avail itself of favorable wholesale borrowing rates.  The cost of deposits rose slightly, reflecting new deposit volumes at the start of the promotional deposit season.
•	Net Interest Income
Net interest income was $30.3 million in the quarter ended March 31, 2014, down $512,000 from $30.8 million reported in the December 2013 quarter, and down $2.0 million from $32.3 million reported in the March 2013 quarter. Prepayment fee income on loans totaled $2.7 million during the March 2014 quarter, compared to $3.2 million recognized in the December 2013 quarter accounting for the linked quarter $512,000 decline in net interest income.
•	Provision/Allowance For Loan Losses
The Company experienced net charge-offs of $6,000 during the quarter ended March 31, 2014, and recorded a provision of $281,000 to the allowance for loan losses, resulting in a net addition of $276,000 to the allowance for loan losses from December 31, 2013 to March 31, 2014.  The $281,000 provision recorded during the most recent quarter reflected the growth in the Bank's loan portfolio during the period.
As a result of the growth in the loan portfolio, the allowance for loan losses as a percentage of total loans declined from 0.54% at December 31, 2013 to 0.52% at March 31, 2014.
•	Non-Interest Income
Non-interest income was $3.1 million for the quarter ended March 31, 2014, an increase of $1.2 million from the previous quarter.

The loans repurchased during the quarter ended March 31, 2014 had been subject to a "First Loss Position" recourse provision.  As a result of the repurchase, the liability for the first loss position approximating $1.0 million that had previously been recorded was reversed.  This reversal was recognized as mortgage banking income (a component non-interest income) during the March 2014 quarter.
During the quarter ended March 31, 2014, Dime also recognized a non-recurring gain of $649,000 on the sale of a real estate property.
Partially offsetting these items were reductions of approximately $150,000 in mortgage banking servicing fee income during the quarter ended March 31, 2014, reflecting the reduction in the serviced loan portfolio during the period.
•	Non-Interest Expense
Non-interest expense was $15.8 million in the quarter ended March 31, 2014, exceeding the forecasted level of $15.5 million as a result of higher seasonal marketing costs.
Non-interest expense was 1.53% of average assets during the most recent quarter. The efficiency ratio approximated 48.5% during the same period.
•	Income Tax Expense
The effective tax rate approximated 41.7% during the most recent quarter, generally in line with the 41.0% forecasted level.
Management's Discussion of the 1st Quarter 2014 Balance Sheet
Total assets were $4.28 billion at March 31, 2014, up $252.2 million, or 6.3%, from December 31, 2013.
The total real estate loan portfolio grew by approximately $246.1 million, due primarily to the repurchase of approximately $200 million of loans during the period.
New real estate portfolio originations were $216.3 million during the most recent quarter (excluding the previously discussed whole loan repurchase transaction), compared to $213.8 million experienced during the 4th quarter of 2013.  For further comparative and trending purposes, real estate loan originations in the 2nd and 3rd quarters of 2013 were $325.6 million and $289.6 million, respectively, although amortizations and satisfactions were also higher during those periods.
Federal Home Loan Bank of New York ("FHLBNY") advances increased by $123.2 million during the quarter ended March 31, 2014, providing the largest single component of funding for the loan growth experienced during the period.  Deposits also grew by $79.8 million during the most recent quarter, driven by successful promotional certificate of deposit ("CD") and money market programs.  Mortgagor escrow deposit growth of $40.7 million during the quarter ended March 31, 2014 provided another  recurring source of funding.
•	Real Estate Loans
As previously discussed, real estate loans increased $246.1 million during the quarter ended March 31, 2014.  Real estate loan originations were $216.3 million during the March 2014 quarter, at a weighted average interest rate of 3.68%. Of this amount, $75.0 million represented loan refinances from the existing portfolio.
Also during the quarter, loan amortization and satisfactions, including the $75.0 million of refinances of existing loans, totaled $178.4 million, or 18.7% (annualized) of the quarterly average portfolio balance, at an average rate of 5.11%.  Total loan commitments stood at $117.0 million at March 31, 2014, with a weighted average rate of 3.81%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended March 31, 2014 was 4.00%, compared to 4.16% during the December 2013 quarter and 4.65% during the March 2013 quarter.
•	Credit Summary
Non-performing loans were $12.8 million, or 0.32% of total loans, at March 31, 2014, compared to $12.5 million, or 0.34% of total loans, at December 31, 2013.  The increase in dollar amount resulted primarily from the addition of one non-performing loan during the period.  Accruing loans delinquent between 30 and 89 days decreased to $470,000, or approximately 0.01% of total loans, at March 31, 2014, compared to $1.6 million, or 0.04% of total loans, at December 31, 2013.  All of the loans included in the $200 million loan repurchase during the most recent quarter remained current as of March 31, 2014.
At March 31, 2014, non-performing assets represented 4.0% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 11).  This number compares very favorably to both industry and regional averages.
•	Deposits and Borrowed Funds
Retail deposits increased $79.8 million from December 31, 2013 to March 31, 2014, reflecting net growth of $38.8 million in money market deposits and $40.0 million in CDs (primarily 5-year CDs) during the period.  The Bank continued to gather money markets and CDs utilizing promotional activities tied to non-interest bearing checking relationships.  At March 31, 2014, bank-wide average deposit balances approximated $103.5 million per branch.
On a net basis, FHLBNY advances grew by $123.2 million during the quarter ended March 31, 2014.  As a component of total borrowing activities during the March 2014 quarter, the Bank added $208.2 million of new fixed-rate, long-term FHLBNY advances, with a weighted average life approximating 4.0 years and a weighted average cost of 1.49%.  The Bank intends to continue the use of longer-term FHLBNY advances to supplement deposit funding and to help mitigate its interest rate risk profile against stressed rate conditions.  Some residual borrowing activity during the quarter was short-term in nature in order to manage near-term cash flows.
•	Capital
While tangible capital grew during the quarter ended March 31, 2014, the Company's consolidated Tier 1 core leverage ratio (tangible common equity) declined during the period as a result of the $252.2 million growth in assets.  Consolidated tangible capital was 9.25% of tangible assets at March 31, 2014, a reduction of 43 basis points from December 31, 2013.

The Bank's tangible (leverage) capital ratio was 9.22% at March 31, 2014, down from 9.52% at December 31, 2013, also due to asset growth during the March 2014 quarter. The Bank's Total Risk-Based Capital Ratio was 13.13% at March 31, 2014, compared to 13.36% at December 31, 2013.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 100% during the quarter ended March 31, 2014, equating to a 50% payout ratio. Additions to capital from earnings during the most recent quarterly period enabled tangible book value per share to increase $0.17 sequentially during the most recent quarter, to $10.64 at March 31, 2014.
OUTLOOK FOR THE QUARTER ENDING JUNE 30, 2014
At March 31, 2014, Dime had outstanding loan commitments totaling $117.0 million, all of which are likely to close during the quarter ending June 30, 2014, at an average interest rate approximating 3.81%.  Absent the recognition of significant prepayment income, the average yield on the $200 million of repurchased loans should approximate 3.5%.
Balance sheet growth remains targeted to approximate 8.0% - 10.0% for the year ending December 31, 2014.  This target remains subject to change to reflect market conditions.  Loan prepayments and amortization are currently projected to run in the 15% - 20% range throughout the year.
On the funding side of the balance sheet, deposit funding costs are expected to remain near current historically low levels through the second quarter of 2014.  The Bank has $141.6 million of CDs maturing at an average cost of 1.13% during the quarter ending June 30, 2014.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has $15.0 million in short-term borrowings due to mature during the quarter ending June 30, 2014.  In the coming quarter, management expects to utilize a combination of FHLBNY advances and retail deposits to fund growth.  Advances are anticipated to be a combination of both short-term and longer duration (3 to 5 year fixed terms) to meet various funding strategies.
The Bank anticipates continuing promotional deposit campaigns throughout the second quarter of 2014, the success of which will determine the direction and degree of both deposit and borrowings funding, as well as the overall cost of funds for the June 2014 quarter.
Loan loss provisioning will likely continue to be a function of annualized loan portfolio growth, incurred and anticipated losses, and the overall credit quality of the loan portfolio.
Absent any unforeseen items, non-interest expense is expected to approximate $15.8 million during the June 2014 quarter.  The Company projects that the consolidated effective tax rate will approximate 41.0% in the June 2014 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $4.28 billion in consolidated assets as of March 31, 2014, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31,	December 31,
	2014	2013
ASSETS:
Cash and due from banks	$66,120	$45,777
Investment securities held to maturity	5,324	5,341
Investment securities available for sale	3,654	18,649
Trading securities	6,948	6,822
Mortgage-backed securities available for sale	30,652	31,543
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	76,772	73,956
Multifamily and loans underlying cooperatives (1)	3,170,747	2,917,380
Commercial real estate	690,398	700,606
Construction and land acquisition	222	268
Unearned discounts and net deferred loan fees	5,382	5,170
Total real estate loans	3,943,521	3,697,380
Other loans	1,873	2,139
Allowance for loan losses	(20,429)	(20,153)
Total loans, net	3,924,965	3,679,366
Premises and fixed assets, net	26,067	29,701
Federal Home Loan Bank of New York capital stock	53,593	48,051
Other Real Estate Owned	18	18
Goodwill	55,638	55,638
Other assets	107,390	107,284
TOTAL ASSETS	$4,280,369	$4,028,190
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$176,636	$174,457
Interest Bearing Checking	83,928	87,301
Savings	379,118	376,900
Money Market	1,078,841	1,040,079
Sub-total	1,718,523	1,678,737
Certificates of deposit	868,451	828,409
Total Due to Depositors	2,586,974	2,507,146
Escrow and other deposits	110,062	69,404
Federal Home Loan Bank of New York advances	1,033,150	910,000
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	37,868	35,454
TOTAL LIABILITIES	3,838,734	3,592,684
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,862,963 shares and 52,854,483 shares issued at March 31, 2014 and December 31, 2013,
respectively, and 36,720,170 shares and 35,712,951 shares outstandingat March 31, 2014 and December 31, 2013, respectively)	528	528
Additional paid-in capital	252,680	252,253
Retained earnings	408,009	402,986
Accumulated other comprehensive loss, net of deferred taxes	(4,637)	(4,759)
Unallocated common stock of Employee Stock Ownership Plan	(2,718)	(2,776)
Unearned Restricted Stock Award common stock	(2,680)	(3,193)
Common stock held by the Benefit Maintenance Plan	(9,012)	(9,013)
Treasury stock (16,142,793 shares and 16,141,532 shares at March 31, 2014 and December 31, 2013, respectively)	(200,535)	(200,520)
TOTAL STOCKHOLDERS' EQUITY	441,635	435,506
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,280,369	$4,028,190

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Interest income:
Loans secured by real estate	$40,861	$41,303	$43,148
Other loans	25	26	25
Mortgage-backed securities	248	290	459
Investment securities	70	188	129
Federal funds sold and
other short-term investments	522	422	544
Total interest income	41,726	42,229	44,305
Interest expense:
Deposits and escrow	4,621	4,687	5,201
Borrowed funds	6,850	6,775	6,790
Total interest expense	11,471	11,462	11,991
Net interest income	30,255	30,767	32,314
Provision for (recapture of) loan losses	281	(56)	157
Net interest income after
provision for loan losses	29,974	30,823	32,157

Non-interest income:
Service charges and other fees	655	905	712
Mortgage banking income, net	999	123	161
Gain on sale of securities and other assets	649	-	110
Gain on trading securities	14	78	100
Other	743	731	815
Total non-interest income	3,060	1,837	1,898
Non-interest expense:
Compensation and benefits	9,508	9,578	9,951
Occupancy and equipment	2,750	2,716	2,532
Federal deposit insurance premiums	505	480	511
Other	3,060	2,687	3,315
Total non-interest expense	15,823	15,461	16,309

Income before taxes	17,211	17,199	17,746
Income tax expense	7,177	6,891	7,176

Net Income	$10,034	$10,308	$10,570

Earnings per Share ("EPS"):
Basic	$0.28	$0.29	$0.30
Diluted	$0.28	$0.29	$0.30

Average common shares outstanding for Diluted EPS	35,889,584	35,717,449	34,879,239

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.28	$0.29	$0.30
Return on Average Assets	0.97%	1.03%	1.07%
Return on Average Stockholders' Equity	9.12%	9.62%	10.63%
Return on Average Tangible Stockholders' Equity	10.36%	10.84%	12.07%
Net Interest Spread	2.87%	3.04%	3.21%
Net Interest Margin	3.06%	3.24%	3.44%
Non-interest Expense to Average Assets	1.53%	1.55%	1.65%
Efficiency Ratio	48.46%	47.53%	47.96%
Effective Tax Rate	41.70%	40.07%	40.44%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$12.03	$11.86	$11.16
Tangible Book Value Per Share	10.64	10.47	9.87

Average Balance Data:
Average Assets	$4,142,607	$3,997,842	$3,945,321
Average Interest Earning Assets	3,949,297	3,803,406	3,759,778
Average Stockholders' Equity	440,287	428,396	397,594
Average Tangible Stockholders' Equity	387,595	380,417	350,277
Average Loans	3,821,190	3,667,231	3,507,830
Average Deposits	2,530,509	2,547,115	2,571,771

Asset Quality Summary:
Net charge-offs	$6	$331	$177
Non-performing Loans (excluding loans held for sale)	12,776	12,549	8,172
Non-performing Loans/ Total Loans	0.32%	0.34%	0.23%
Nonperforming Assets (1)	$13,694	$13,465	$9,651
Nonperforming Assets/Total Assets	0.32%	0.33%	0.24%
Allowance for Loan Loss/Total Loans	0.52%	0.54%	0.58%
Allowance for Loan Loss/Non-performing Loans	159.90%	160.59%	251.22%
Loans Delinquent 30 to 89 Days at period end	$470	$1,603	$1,985

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.25%	9.68%	9.02%

Regulatory Capital Ratios (Bank Only):
Tier One Core Leverage Ratio (Tangible Common Equity)	9.22%	9.52%	9.97%
Tier One Risk Based Capital Ratio	12.47%	12.64%	13.02%
Total Risk Based Capital Ratio	13.13%	13.36%	13.76%

(1) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

	For the Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,819,210	$40,861	4.28%	$3,665,008	$41,303	4.51%	$3,505,646	$43,148	4.92%
Other loans	1,980	25	5.05	2,223	26	4.68	2,184	25	4.58
Mortgage-backed securities	29,475	248	3.37	31,631	290	3.67	45,477	459	4.04
Investment securities	29,597	70	0.95	29,048	188	2.59	42,807	129	1.21
Other short-term investments	69,035	522	3.02	75,496	422	2.24	163,664	544	1.33
Total interest earning assets	3,949,297	$41,726	4.23%	3,803,406	$42,229	4.44%	3,759,778	$44,305	4.71%
Non-interest earning assets	193,310			194,436			185,543
Total assets	$4,142,607			$3,997,842			$3,945,321

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$84,965	$59	0.28%	$89,293	$47	0.21%	$93,219	$70	0.30%
Money Market accounts	1,052,680	1,315	0.51	1,063,748	1,343	0.50	1,059,236	1,490	0.57
Savings accounts	377,705	46	0.05	376,965	47	0.05	375,374	101	0.11
Certificates of deposit	842,130	3,201	1.54	842,099	3,250	1.53	881,883	3,540	1.63
Total interest bearing deposits	2,357,480	4,621	0.79	2,372,105	4,687	0.78	2,409,712	5,201	0.88
Borrowed Funds	1,051,784	6,850	2.64	867,438	6,775	3.10	837,402	6,790	3.29
Total interest-bearing liabilities	3,409,264	$11,471	1.36%	3,239,543	$11,462	1.40%	3,247,114	$11,991	1.50%
Non-interest bearing checking accounts	173,029			175,010			162,059
Other non-interest-bearing liabilities	120,027			154,893			138,554
Total liabilities	3,702,320			3,569,446			3,547,727
Stockholders' equity	440,287			428,396			397,594
Total liabilities and stockholders' equity	$4,142,607			$3,997,842			$3,945,321
Net interest income		$30,255			$30,767			$32,314
Net interest spread			2.87%			3.04%			3.21%
Net interest-earning assets	$540,033			$563,863			$512,664
Net interest margin			3.06%			3.24%			3.44%
Ratio of interest-earning assets
to interest-bearing liabilities		115.84%			117.41%			115.79%

Deposits (including non-interest bearing
checking accounts)	$2,530,509	$4,621	0.74%	$2,547,115	$4,687	0.73%	$2,571,771	$5,201	0.82%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,675			$3,216			$2,360
Real estate loans (excluding prepayment and late payment fees)			4.00%			4.16%			4.65%
Interest earning assets (excluding prepayment and late payment fees)			3.96%			4.10%			4.46%
Net Interest income (excluding loan prepayment and late payment fees)		$27,580			$27,551			$29,954
Net Interest margin (excluding loan prepayment and late payment fees)			2.79%			2.90%			3.19%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At March 31,	At December 31,	At March 31,
Non-Performing Loans	2014	2013	2013
One- to four-family and cooperative/condominium apartment	$1,382	$1,242	$697
Multifamily residential and mixed use residential real estate (1)(2)	1,271	1,197	809
Mixed use commercial real estate (2)	4,400	4,400	1,159
Commercial real estate	5,707	5,707	5,500
Other	16	3	7
Total Non-Performing Loans (3)	$12,776	$12,549	$8,172
Other Non-Performing Assets
Other real estate owned	18	18	585
Pooled bank trust preferred securities (4)	900	898	894
Total Non-Performing Assets	$13,694	$13,465	$9,651

TDRs not included in non-performing loans (3)
One- to four-family and cooperative apartment	930	934	944
Multifamily residential and mixed use residential real estate (1)(2)	1,137	1,148	1,538
Mixed use commercial real estate (2)	-	-	724
Commercial real estate	16,458	16,538	38,238
Total Performing TDRs	$18,525	$18,620	$41,444

(1) Includes loans underlying cooperatives.

(2)  While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3)  Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $5,707 at March 31, 2014, $5,707 at December 31, 2013 and $5,895
       at March 31, 2013, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31,	At December 31,	At March 31,
	2014	2013	2013
Total Non-Performing Assets	$13,694	$13,465	$9,651
Loans 90 days or more past due on accrual status (5)	2,699	1,031	186
TOTAL PROBLEM ASSETS	$16,393	$14,496	$9,837

Tier One Capital - The Dime Savings Bank of Williamsburgh	$388,341	$376,717	$390,129
Allowance for loan losses	20,429	20,153	20,530
TANGIBLE CAPITAL PLUS RESERVES	$408,770	$396,870	$410,659

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	4.0%	3.7%	2.4%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.